Exhibit 99.1

Duke Energy Board of Directors Appoints Harry Sideris

as President and Chief Executive Officer, Effective April 1

Succeeds Lynn Good, Who Retires as Chair and CEO

▪	Sideris, a 29-year company veteran, also joins the board of directors; lead independent director Ted Craver becomes independent chair, both effective April 1

▪	In her more than 11 years as CEO, Good transformed Duke Energy into a leading, fully-regulated utility – creating substantial customer and shareholder value

CHARLOTTE, N.C., January 13, 2025 – Duke Energy (NYSE: DUK) today announced that its board of directors has appointed Harry Sideris, president and chief executive officer and a member of the board of directors, effective April 1, 2025. Sideris, currently president, will succeed Lynn Good, who will retire from her management and board roles at the company on April 1 after more than two decades of distinguished service.

Lead independent director Ted Craver will become independent chair of the Duke Energy Board of Directors, also effective April 1. Craver, who has served on the company’s board since 2017, is the retired chairman, president and CEO of Edison International, an electric power holding company serving 15 million people in Southern California.

“After a multi-year and comprehensive CEO-succession process, we are delighted that Harry will become our next president and CEO. Harry’s nearly three-decade long record of extraordinary accomplishments makes him uniquely qualified to lead Duke Energy,” Craver said. “In an era of growth and rapidly evolving customer demands, Harry’s experience in operations, customer service, strategy, and stakeholder and regulatory engagement makes him the ideal choice for CEO. On behalf of the board, I want to congratulate Harry and look forward to him and his leadership team building upon the company’s strong momentum.”

Craver continued, “The board is extraordinarily appreciative of Lynn’s leadership during her tenure as CEO and her nearly 20 years with the company. Her many contributions delivered value to our customers, shareholders, and other stakeholders. Thanks to her leadership, Duke Energy today is an industry-leading, fully regulated utility company well-positioned to thrive in the years ahead. Lynn’s legacy is defined by the power of her strategic course, an unwavering commitment to our customers and shareholders, industry-leading operations and safety, excellence in stakeholder engagement and the team she built.”

“I am honored and excited to assume the leadership of Duke Energy at this dynamic time for our company and industry,” said CEO-elect Sideris. “I’d also like to thank Lynn for her leadership and guidance over the years. The valuable position that we’ve attained under her leadership, the opportunities before us, and our employees’ steadfast commitment to our customers and shareholders make our future bright.”

Sideris, who has served as president of Duke Energy since April 2024, is a 29-year veteran of the company. As president, Sideris has successfully led Duke Energy’s electric and gas utilities, including operations, customer services and delivery, economic development, regulatory and legislative affairs, and grid and generation strategy. He began his career at Progress Energy (formerly Carolina Power & Light) prior to its merger with Duke Energy in 2012. His experience includes a variety of customer, operations, and regulatory leadership roles. Before becoming president, Sideris’ leadership roles included executive vice president of customer experience, solutions and services, president of Duke Energy Florida, vice president of environmental, health and safety and vice president of power generation for fossil/hydro operations in the western regions of North Carolina and South Carolina.

Good said, “It has been the honor of a lifetime to lead this company for the last 11 years and to serve with an industry leading team. Working with communities, policymakers, and other stakeholders, I’m so proud of what we’ve accomplished. Duke Energy is in a strong and enviable position and, under Harry’s leadership, will surely seize upon the opportunities ahead to deliver for our customers, communities, investors, and other stakeholders.”

During her tenure as CEO, Good guided the company through a highly dynamic external environment while delivering for customers and investors. Hallmarks of her tenure as CEO include enhancing stakeholder engagement, modernizing regulatory constructs across multiple states, developing innovative customer solutions, delivering industry-leading safety and operations, and transforming the company into a pure-play portfolio of regulated utility businesses. She has established herself as a highly respected leader in the utility industry and the broader business community.

About Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America's largest energy holding companies. The company's electric utilities serve 8.4 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 54,800 megawatts of energy capacity. Its natural gas utilities serve 1.7 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky.

Duke Energy is executing an ambitious clean energy transition, keeping reliability, affordability and accessibility at the forefront as the company works toward net-zero methane emissions from its natural gas business by 2030 and net-zero carbon emissions from electricity generation by 2050. The company is investing in major electric grid upgrades and cleaner generation, including expanded energy storage, renewables, natural gas and nuclear.

More information is available at duke-energy.com and the Duke Energy News Center. Follow Duke Energy on X, LinkedIn, Instagram and Facebook, and visit illumination for stories about the people and innovations powering our company.